EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") made and entered into as of the 17th day of September, 2002 (the "Effective Date"), by and between Sempra Energy (the "Company"), a California corporation, and Stephen L. Baum (the "Executive");

WHEREAS, the Company and the Executive are parties to that certain Employment Agreement, dated as of October 12, 1996 and amended from time to time (the "Prior Employment Agreement"), pursuant to which the Company currently employs the Executive;

WHEREAS, the Company and the Executive each have determined that it would be to the advantage and best interest of the Company and the Executive to enter into a new employment agreement upon the terms set forth in this Agreement; and

WHEREAS, the Company and the Executive desire to have this Agreement govern the terms of the Executive's employment during the Employment Period (as defined below).

NOW, THEREFORE, IN CONSIDERATION of the mutual premises, covenants and agreements set forth below, it is hereby agreed as follows:

    Employment and Term.
        Employment. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in accordance with the terms and provisions of this Agreement during the term thereof (as described below).
        Term. The term of the Executive's employment under this Agreement shall commence on the Effective Date and shall continue until January 31, 2006 (the "Retirement Date"), subject to earlier termination as provided herein (such term being referred to hereinafter as the "Employment Period").
    Duties and Powers of Executive.
        Position. During the Employment Period, the Executive shall be nominated to the position of, and if elected shall serve as, Chairman of the Board of Directors of the Company (the "Board"), Chief Executive Officer and President of the Company with such authority, duties and responsibilities with respect to such position as set forth below; provided, however, that if any law or regulation applicable to the Company prohibits an executive officer from holding the title of both (i) Chairman of the Board and (ii) Chief Executive Officer or President, then the Executive shall serve only as Chief Executive Officer and President of the Company; provided, further, that in such event, the Executive may elect to retire by notifying the Company no later than 180 days following the election of a new Chairman of the Board and receive the benefits described in Section 5(d). The Executive shall report only to the Board. The senior-most person in charge of the Company's regulated and nonregulated businesses and the senior-most person in charge of each of the Company's policy units shall report directly to the Executive.
        Duties.
          Chief Executive Officer. The duties of the Chief Executive Officer of the Company shall include but not be limited to directing the overall business, affairs and operations of the Company, through its officers, all of whom shall report directly or indirectly to the Chairman of the Board.
          Chairman of the Board. The Chairman of the Board shall be a director and shall preside at meetings of the Board and meetings of the shareholders. The Chairman of the Board shall have such duties and responsibilities as are customarily assigned to such positions.
          President. The President of the Company shall report to the Chief Executive Officer whom the President shall assist in directing the overall business, affairs and operations of the Company and by undertaking other efforts or activities requested by the Chief Executive Officer.
          Successor Planning. Notwithstanding the foregoing, during a reasonable period prior to the Expiration Date, the Executive agrees to cooperate with, and assist, the Company in its efforts to transition a new successor to the Executive's position, and the Board may appoint a Chief Operating Officer or other executive officer with a different title to assist the Executive in directing the overall business, affairs and operations of the Company under the Executive's supervision, without violating the terms of this Agreement.
        Board Membership. The Executive shall be a member of the Board as of the Effective Date, and the Board shall propose the Executive for re-election to the Board throughout the Employment Period.
        Attention. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote full attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive under this Agreement, use the Executive's best efforts to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for the Executive to serve on corporate, industry, civic or charitable boards or committees, so long as such activities do not interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.
    Compensation.

    It is the Board's intention to provide the Executive with compensation opportunities that, in total, are at a level that is consistent with that provided by comparable companies to executive officers of similar levels of responsibility, expertise and corporate and individual performance as determined by the compensation committee of the Board. In this regard, the Executive shall receive the following compensation for his services hereunder to the Company:

        Base Salary. During the Employment Period, the Executive's annual base salary ("Annual Base Salary") shall be payable in accordance with the Company's general payroll practices. During the Employment Period, the Executive's Annual Base Salary shall in no event be less than $1,019,000. Subject to Section 4(d)(ii), the Board in its discretion may from time to time direct such upward adjustments in the Executive's Annual Base Salary as the Board deems to be necessary or desirable, including, without limitation, adjustments in order to reflect increases in the cost of living and the Executive's performance. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation of the Company under this Agreement. For purposes of Sections 3(b), 4(d)(ii), 5(a)(i), 5(a)(ii), 5(a)(v) and 10(c), reference to Annual Base Salary shall mean the highest Annual Base Salary payable to the Executive at any time during the term of this Agreement.
        Incentive Compensation. Subject to Section 4(d)(ii), during the Employment Period, the Executive shall participate in annual incentive compensation plans and long-term incentive compensation plans of the Company and, to the extent appropriate, the Company's subsidiaries (which long-term incentive compensation plans may include plans offering stock options, restricted stock and other long-term incentive compensation and all such annual and long-term plans to be hereinafter referred to as the "Incentive Compensation Plans") and will be granted awards thereunder providing him with the opportunity to earn, on a year-by-year basis, annual and long-term incentive compensation (the "Incentive Compensation Awards") at least equal (in terms of target, maximum and minimum award levels expressed as a percentage of Annual Base Salary) to the Executive's opportunities that were in effect immediately prior to the Effective Date. The target award level opportunities in effect immediately prior to the Effective Date were 100% of Annual Base Salary for annual incentive awards and 345% of Annual Base Salary for long term incentive awards. Any equity awards granted to the Executive may be granted, at the Executive's election, to trusts established for the benefit of members of the Executive's family.
        Retirement and Welfare Benefit Plans. In addition to the benefits provided under Section 3(b), during the Employment Period and so long as the Executive is employed by the Company, he shall be eligible to participate in all other savings, retirement and welfare plans, practices, policies and programs applicable generally to employees and/or senior executive officers of the Company and its domestic subsidiaries, at a level and on terms and conditions no less favorable than those available to the Executive immediately prior to the Effective Date, except with respect to any benefits under any plan, practice, policy or program to which the Executive has waived his rights in writing. The Executive shall participate in the Sempra Energy Supplemental Executive Retirement Plan (the "SERP") which permanently adopted and incorporated by reference the San Diego Gas and Electric Supplemental Executive Retirement Plan and notwithstanding anything to the contrary in the SERP, his SERP benefit shall be determined as if the Executive was at least age 62.
        Expenses. The Company shall reimburse the Executive for all expenses, including those for travel and entertainment, properly incurred by him in the performance of his duties hereunder in accordance with policies established from time to time by the Board.
        Fringe Benefits and Perquisites. During the Employment Period and so long as the Executive is employed by the Company, he shall be entitled to receive fringe benefits and perquisites in accordance with the plans, practices, programs and policies of the Company and, to the extent appropriate, the Company's subsidiaries from time to time in effect, commensurate with his position.
        Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if the Company determines, in its good faith judgment, that any provision of this Agreement is likely to be interpreted as a personal loan prohibited by the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the "Act"), then such provision shall be modified as necessary or appropriate so as to not violate the Act and if this cannot be accomplished, then the Company shall use its reasonable efforts to provide the Executive with similar, but lawful, substitute benefits at a cost to the Company not to significantly exceed the amount the Company would have otherwise paid to provide such benefit(s) to the Executive.
    Termination of Employment.
        Death or Disability. The Executive's employment shall terminate upon the Executive's death or, at the election of the Board or the Executive, by reason of Disability (as herein defined) during the Employment Period; provided, however, that the Board may not terminate the Executive's employment hereunder by reason of Disability unless (i) at the time of such termination there is no reasonable expectation that the Executive will return to work within the next ninety (90) day period and (ii) such termination is permitted by all applicable disability laws. For purposes of this Agreement, disability ("Disability") shall have the same meaning as set forth in the Company's long-term disability plan or its successor.
        By the Company for Cause. The Company may terminate the Executive's employment during the Employment Period for Cause (as herein defined). For purposes of this Agreement, "Cause" shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive's duties with the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 4(d)) or (ii) the Executive's commission of one or more acts of moral turpitude that constitute a violation of applicable law (including but not limited to a felony) which have or result in an adverse effect on the Company, monetarily or otherwise or one or more significant acts of dishonesty. For purposes of clause (i) of this definition, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company.
        By the Company without Cause. Notwithstanding any other provision of this Agreement, the Company may terminate the Executive's employment other than by a termination for Cause during the Employment Period, but only upon the affirmative vote of three-fourths (3/4) of the membership of the Board.
        By the Executive for Good Reason. The Executive may terminate his employment during the Employment Period for Good Reason (as herein defined). For purposes of this Agreement, "Good Reason" shall mean the occurrence without the written consent of the Executive of any one of the following acts by the Company, or failures by the Company to act, unless such act or failure to act is corrected (or denied in the event of clause (xi) below) by the Company within 30 days after the Company receives the Notice of Termination (as hereinafter defined) given in respect thereof:
          an adverse change in the Executive's title, authority, duties, responsibilities or reporting lines as specified in Section 2(a) and 2(b) of this Agreement; provided, however, that the inability of the Executive to serve as Chairman of the Board pursuant to Section 2(a) or the appointment of a Chief Operating Officer or other executive officer pursuant to Section 2(b) shall not constitute Good Reason;
          a reduction by the Company in (A) the Executive's Annual Base Salary as in effect on the date hereof or as the same may be increased from time to time or (B) the Executive's aggregate annualized compensation and benefits opportunities, except, in the case of both (A) and (B), for across-the-board reductions similarly affecting all executive officers (both of the Company and of any Person (as hereinafter defined) then in control of the Company) whose compensation is directly determined by the compensation committee of the Board (and the compensation committee of the board of directors of any Person (as hereinafter defined) then in control of the Company); provided that, the exception for across-the-board reductions shall not apply following a Change in Control (as hereinafter defined);
          the relocation of the Executive's principal place of employment to a location away from the Company's headquarters or a relocation of the Company's headquarters to a location further away which is both further away from Executive's residence and more than thirty (30) miles from such headquarters or a substantial increase in the Executive's business travel obligations outside of the Southern California area as of the Effective Date other than any such increase that (A) arises in connection with extraordinary business activities of the Company and (B) is understood not to be part of the Executive's regular duties with the Company;
          the failure by the Company to pay to the Executive any portion of the Executive's current compensation and benefits or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company within thirty (30) days of the date such compensation is due;
          the failure by the shareholders to elect the Executive to the Board during the Employment Period;
          the failure by the Board to elect the Executive to the positions of Chairman of the Board, President and Chief Executive Officer during the Employment Period; provided, however, that the failure by the Board to elect the Executive to the position of Chairman of the Board during the Employment Period as a result of the inability of the Executive to serve as Chairman of the Board pursuant to Section 2(a) shall not constitute Good Reason;
          any purported termination of the Executive's employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 4(f); for purposes of this Agreement, no such purported termination shall be effective;
          the failure by the Company to obtain a satisfactory agreement from any successor of the Company requiring such successor to assume and agree to perform the Company's obligations under this Agreement, as contemplated in Section 12;
          the failure by the Company to provide the indemnification and D&O insurance protection Section 7 of this Agreement requires it to provide;
          the failure by the Company to comply with any material provision of this Agreement; or
          the announcement of the Company's intent to take one of the actions or omissions to act, as applicable, described in clauses (i) through (x) above.
        Following a Change in Control (as hereinafter defined), the Executive's determination that an act or failure to act constitutes Good Reason shall be presumed to be valid unless such determination is deemed to be unreasonable by an arbitrator. The Executive's right to terminate the Executive's employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.
        Change in Control. Change in Control shall mean the occurrence of any of the following events:
          Any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities; or
          The following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or
          There is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least sixty percent (60%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities; or
          The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least sixty percent (60%) of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

        "Person" shall have the meaning given in section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act"), as modified and used in sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (v) a person or group as used in Rule 13d-l(b) under the Exchange Act.

        "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

        Notwithstanding the foregoing, any event or transaction which would otherwise constitute a Change in Control (a "Transaction") shall not constitute a Change in Control for purposes of this Agreement if, in connection with the Transaction, the Executive participates as an equity investor in the acquiring entity or any of its affiliates (the "Acquiror"). For purposes of the preceding sentence, the Executive shall not be deemed to have participated as an equity investor in the Acquiror by virtue of (i) obtaining beneficial ownership of any equity interest in the Acquiror as a result of the grant to the Executive of an incentive compensation award under one or more incentive plans of the Acquiror (including, but not limited to, the conversion in connection with the Transaction of incentive compensation awards of the Company into incentive compensation awards of the Acquiror), on terms and conditions not substantially more generous than those applicable to other executive officers (of either the Company or the Acquiror) immediately prior to the Transaction, after taking into account normal differences attributable to job responsibilities, title and the like, (ii) obtaining beneficial ownership of any equity interest in the Acquiror on terms and conditions substantially equivalent to those obtained in the Transaction by all other shareholders of the Company, or (iii) obtaining beneficial ownership of any equity interest in the Acquiror in a manner unrelated to a Transaction.

        Notice of Termination. During the Employment Period, any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 13(b). For purposes of this Agreement, a "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths (3/4) of the entire membership of the Board at a meeting of the Board that was called and held no more than ninety (90) days after the date the Board had knowledge of the most recent act or omission giving rise to such breach for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board and, if possible with respect to clause (i) of the definition of Cause herein, to cure the breach that was the basis for the Notice of Termination for Cause within a reasonable period) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail. Unless the Board determines otherwise, a Notice of Termination by the Executive alleging a termination for Good Reason must be made within 180 days of the act or failure to act that the Executive alleges to constitute Good Reason.
        Date of Termination. "Date of Termination," with respect to any purported termination of the Executive's employment during the Employment Period, shall mean the date specified in the Notice of Termination (which, in the case of a termination by the Company, for reasons other than Cause, shall not be less than thirty (30) days and, in the case of a termination by the Executive, shall not be less than fifteen (15) days (thirty (30) days if the termination is with Good Reason) nor more than sixty (60) days), from the date such Notice of Termination is given).
    Obligations of the Company Upon Termination.
        Termination by the Company Other Than for Cause, Death or Disability or by the Executive for Good Reason. During the Employment Period, if the Company shall terminate the Executive's employment (other than for Cause, death or Disability) or the Executive shall terminate his employment for Good Reason (termination in any such case being referred to as "Termination"), the Company shall pay to the Executive the amounts, and provide the Executive with the benefits, described in this Section 5 (hereinafter referred to as the "Severance Payments") and any amounts or benefits described in Section 7 of this Agreement. The amounts specified in this Section 5(a) shall be paid within thirty (30) days after the Date of Termination.
          Lump Sum Payment. In lieu of any further payments of Annual Base Salary or annual Incentive Compensation Awards to the Executive for periods subsequent to the Date of Termination, the Company shall pay to the Executive a lump sum amount in cash equal to the product of (X) the sum of (A) the Executive's Annual Base Salary and (B) the greater of the Executive's target bonus for the year of termination under the Company's Executive Incentive Plan (or any successor plan) or the average of the three (3) years' highest gross annual bonus awards, not necessarily consecutive, paid by the Company (or its predecessor) to the Executive in the five (5) years preceding the year of termination, and (Y) the number of years remaining in the Employment Period (including fractional years) minus one (1), but in no event shall the net multiplier be less than one (1); provided, however, that in the event of a Termination following a Change in Control such net multiplier shall not be less than two (2).
          Accrued Obligations. The Company shall pay the Executive a lump sum amount in cash equal to the sum of (A) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid, (B) an amount equal to any annual Incentive Compensation Awards earned with respect to fiscal years ended prior to the year that includes the Date of Termination to the extent not theretofore paid and (C) an amount equal to the target amount payable under any annual Incentive Compensation Awards for the fiscal year that includes the Date of Termination or, if greater, the average of the three (3) years' highest gross annual bonus awards, not necessarily consecutive, paid by the Company (or its predecessor) to the Executive under the Company's Executive Incentive Plan (or any predecessor or successor plan) in the five (5) years preceding the year of Termination multiplied by a fraction the numerator of which shall be the number of days from the beginning of such fiscal year to and including the Date of Termination and the denominator of which shall be 365, in each case to the extent not theretofore paid. (The amounts specified in clauses (A), (B) and (C) shall be hereinafter referred to as the "Accrued Obligations.")
          Other. The Executive's termination shall be a "Qualifying Termination" as defined in the Split Dollar Life Insurance Agreement entered into between the Executive and the Company.
          Accelerated Vesting and Payment of Long-Term Incentive Awards. Notwithstanding the provisions of any applicable equity-based compensation plan or award agreement to the contrary, all equity-based incentive compensation awards (including, without limitation, stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance share awards, section 162(m) awards, and dividend equivalents) held by the Executive under any annual incentive compensation plan or long-term incentive compensation plan maintained by the Company shall immediately vest and become exercisable or payable, as the case may be, as of the Date of Termination, to be exercised or paid, as the case may be, in accordance with the terms of the applicable plan and award agreement, and any restrictions on any such awards shall automatically lapse; provided, however, that any stock options granted on or after the Effective Date shall remain outstanding and exercisable until the earlier of (A) the later of sixty (60) months following the date on which the Executive would attain age 65 or the period specified in the applicable award agreements or (B) the expiration of the original term of such award (it being understood that all awards granted prior to the Effective Date shall remain outstanding and exercisable for a period that is no less than that provided for in the applicable agreement in effect as of the date of grant). Any such equity-based awards tied to performance criteria shall be assumed to have been achieved at target levels. The Company shall pay to the Executive, with respect to all cash-based, long-term Incentive Compensation Awards (excluding those awards which constitute an equity award as described above) made to the Executive that are outstanding under any long-term Incentive Compensation Plan maintained by the Company or any affiliate an amount equal to the target amount payable under such long-term Incentive Compensation Awards multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the award cycle to and including the Date of Termination, and the denominator of which shall be the number of days in the cycle as originally granted.
          Continuation of Welfare Benefits. For a period of three (3) years or until the Executive is eligible for retiree medical benefits, whichever is longer, immediately following the Date of Termination, the Company shall arrange to provide the Executive and his dependents with life, disability, accident and health insurance benefits substantially similar to those provided to the Executive and his dependents immediately prior to the Date of Termination, provided, however, that if the Executive becomes employed with another employer and is eligible to receive life, disability, accident and health insurance benefits under another employer-provided plan, the benefits under the Company's plans shall be secondary to those provided under such other plan during such applicable period of eligibility, and further provided, however, that in the event of a termination following a Change in Control such period shall not be less than the number of years until the Executive reaches normal retirement age as defined under the Company's tax-qualified plans. In the event the Executive is ineligible under the terms of such benefit plans to continue to be so covered, in such event, the Company shall provide the Executive with substantially equivalent coverage through other sources or shall provide the Executive with a lump sum payment in such amount that, after all taxes on that amount, shall be equal to the cost to the Executive of providing the Executive such benefit coverage. Following the Date of Termination, the Company shall continue to pay sufficient premiums under the Sempra Energy Executive Life Insurance Plan to provide (1) a death benefit equal to two times the sum of (A) Annual Base Salary plus (B) the average of the three (3) highest bonuses paid under the Company's Executive Incentive Plan (or any predecessor or successor plan) during the preceding ten years ("pre-age 65 benefit"), and (2) a cash value at age 65 sufficient to maintain that insurance in effect thereafter without any further premiums and with a death benefit of one-half the pre-age 65 benefit. All premiums will be grossed up for taxes using the maximum marginal federal and state income tax rates.
          Outplacement Services. The Executive shall receive outplacement services suitable to his position for a period of twenty-four (24) months following the Date of Termination (thirty-six (36) months following the Date of Termination in the event of a Termination following a Change in Control), in the aggregate amount not to exceed $50,000. Notwithstanding the foregoing, the Executive shall cease to receive outplacement services on the date the Executive accepts employment with a subsequent employer.
          Financial Planning Services. The Executive shall receive financial planning services for a period of twenty-four (24) months following the Date of Termination (thirty-six (36) months following the Date of Termination in the event of a Termination following a Change in Control), at a level consistent with the benefits provided under the Company's financial planning program for the Executive, as in effect immediately prior to the Date of Termination.
          Change in Control. Notwithstanding anything contained herein, if a Change in Control occurs and if, prior to the date of the Change in Control, the Executive's employment is terminated by the Company (other than for Cause, death or Disability), or by the Executive for Good Reason, and if such Termination (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change in Control or (ii) otherwise arose in connection with or in anticipation of the Change in Control, then such Termination shall be treated as a Termination following a Change in Control for purposes of this Agreement (including, without limitation, for purposes of determining the amounts of the Severance Payments under this Section 5).
          Deferral of Payments. The Executive shall have the right to elect to defer any lump sum payments received by the Executive pursuant to this Section 5(a) under the terms and conditions of the Company's nonqualified deferred compensation plan.
        Termination by the Company for Cause or by the Executive Other than for Good Reason. If the Executive's employment shall be terminated for Cause during the Employment Period, or if the Executive terminates employment during the Employment Period other than for Good Reason, the Company shall have no further obligations to the Executive under this Agreement other than the Accrued Obligations and any amounts or benefits described in Section 7 of this Agreement.
        Termination due to Death or Disability. If the Executive's employment shall terminate by reason of death or Disability, the Company shall pay the Executive or his estate, as the case may be, the Accrued Obligations and, solely in the case of termination by reason of Disability, the benefit described in Section 5(a)(iii), and any amounts or benefits described in Section 7 of this Agreement. Such payments shall be in addition to those rights and benefits to which the Executive or his estate may be entitled under the relevant Company plans or programs.
        Retirement Date/Expiration of Employment Period. If the Executive remains employed with the Company through the Retirement Date or the Executive elects to retire early pursuant to Section 2(a), the Company shall pay to the Executive the amounts, and provide the Executive with the benefits, described in this Section 5(d) and any amounts or benefits described in Section 7:
          The Accrued Obligations.
          The Executive shall continue to participate in the Company's Executive Medical Plan with benefits substantially similar to those provided to the Executive and his dependents immediately prior to the Retirement Date for a period of five (5) years following the Retirement Date. In the event the Executive is ineligible under the terms of the Company's Executive Medical Plan to continue to be so covered, the Company shall provide the Executive with substantially equivalent coverage through other sources or shall provide the Executive with a lump sum payment in such amount that, after all taxes on that amount, shall be equal to the cost to the Executive of providing the Executive such benefit coverage.
          Notwithstanding the provisions of any applicable equity-based compensation plan or award agreement to the contrary, all equity-based incentive compensation awards (including, without limitation, stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance share awards, section 162(m) awards, and dividend equivalents) held by the Executive under any annual incentive compensation plan or long-term incentive compensation plan maintained by the Company shall immediately vest and become exercisable or payable, as the case may be, as of the Date of Termination, to be exercised or paid, as the case may be, in accordance with the terms of the applicable plan and award agreement, and any restrictions on any such awards shall automatically lapse; provided, however, that any stock options granted on or after the Effective Date shall remain outstanding and exercisable until the earlier of (A) the later of sixty (60) months following the date on which the Executive would attain age 65 or the period specified in the applicable award agreements or (B) the expiration of the original term of such award (it being understood that all awards granted prior to the Effective Date shall remain outstanding and exercisable for a period that is no less than that provided for in the applicable agreement in effect as of the date of grant). Any such equity-based awards tied to performance criteria shall be assumed to have been achieved at target levels. The Company shall pay to the Executive, with respect to all cash-based, long-term Incentive Compensation Awards (excluding those awards which constitute an equity award as described above) made to the Executive that are outstanding under any long-term Incentive Compensation Plan maintained by the Company or any affiliate an amount equal to the target amount payable under such long-term Incentive Compensation Awards multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the award cycle to and including the Date of Termination, and the denominator of which shall be the number of days in the cycle as originally granted.
          The Executive shall be eligible for the administrative support and services offered to retiring Chief Executive Officers of the Company in accordance with past practices of the Company, including access to and use of otherwise available Company facilities (such as offices, transportation, part-time secretarial support and other support services) as the Executive reasonably requests for a period of five (5) years following the Retirement Date.
          If requested by the Executive, the Executive shall continue to receive financial planning services following the Retirement Date until the first anniversary of the Executive's death.
    Certain Additional Payments by the Company.
        Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise (the "Payment") would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax (collectively, "Excise Tax"), then the Executive shall be entitled to receive an additional payment (the "Gross-Up Payment") in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The Company's obligation to make Gross-Up Payments under this Section 6 shall not be conditioned upon the Executive's termination of employment. For purposes of determining the amount of any Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the date on which the Gross-Up Payment is calculated for purposes of this Section 6, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
        Subject to the provisions of Section 6(c), all determinations required to be made under this Section 6, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm as may be agreed by the Company and the Executive (the "Accounting Firm"); provided, that the Accounting Firm's determination shall be made based upon "substantial authority" within the meaning of Section 6662 of the Code. The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 6, shall be paid by the Company to the Executive within 5 days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the "Underpayment"), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 6(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.
        The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after the Executive is informed in writing of such claim. The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall:
          give the Company any information reasonably requested by the Company relating to such claim, take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, cooperate with the Company in good faith in order effectively to contest such claim, and permit the Company to participate in any proceedings relating to such claim;

        provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax, income tax or any other taxes (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax, income tax or any other taxes (including interest or penalties) imposed with respect to such advance or with respect to any imputed income in connection with such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

        If, after the receipt by the Executive of a Gross-Up Payment or an amount advanced by the Company pursuant to Section 6(c), the Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 6(c), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
        Notwithstanding any other provision of this Section 6, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding. If such payment is made by the Company to the Internal Revenue Service or other applicable taxing authority, then the Executive shall not be entitled to payment pursuant to Section 6(b) above.
        Any other liability for unpaid or unwithheld Excise Taxes shall be borne exclusively by the Company, in accordance with Section 3403 of the Code. The foregoing sentence shall not in any manner relieve the Company of any of its obligations under this Agreement.
    Nonexclusivity of Rights.

    Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, plan, program, policy or practice provided by the Company and for which the Executive may qualify (except with respect to any benefit to which the Executive has waived his rights in writing), including without limitation any and all indemnification arrangements in favor of the Executive (whether under agreements or under the Company's charter documents or otherwise), and insurance policies covering the Executive, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement entered into after the Effective Date with the Company. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any benefit, plan, policy, practice or program of, or any contract or agreement entered into with, the Company shall be payable in accordance with such benefit, plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. At all times during the Executive's employment with the Company and thereafter until the expiration of all applicable statutes of limitation, the Company shall provide the Executive with indemnification and D& O insurance insuring the Executive against insurable events which occur or have occurred while the Executive was a director or executive officer of the Company, on terms and conditions that are at least as generous as that then provided to any other current or former director or executive officer of the Company or any affiliate.

    Full Settlement Mitigation.

    The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others, provided that nothing herein shall preclude the Company from separately pursuing recovery from the Executive based on any such claim. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts (including amounts for damages for breach) payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

    Dispute Resolution.

    Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation of this Agreement or any arrangements relating to this Agreement or contemplated in this Agreement or the breach, termination or invalidity thereof shall be settled by final and binding arbitration administered by JAMS/Endispute in San Diego, California in accordance with the then existing JAMS/Endispute Arbitration Rules and Procedures for Employment Disputes. In the event of such an arbitration proceeding, the Executive and the Company shall select a mutually acceptable neutral arbitrator from among the JAMS/Endispute panel of arbitrators. In the event the Executive and the Company cannot agree on an arbitrator, the Administrator of JAMS/Endispute will appoint an arbitrator. Neither the Executive nor the Company nor the arbitrator shall disclose the existence, content or results of any arbitration hereunder without the prior written consent of all parties. Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state of California, or federal law, or both, as applicable and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Judgment upon the award may be entered in any court having jurisdiction thereof.

    Executive's Covenants.
        Confidentiality. The Executive acknowledges that in the course of his employment with the Company, he has acquired non-public privileged or confidential information and trade secrets concerning the operations, future plans and methods of doing business ("Proprietary Information") of the Company, its subsidiaries and affiliates; and the Executive agrees that it would be extremely damaging to the Company, its subsidiaries and affiliates if such Proprietary Information were disclosed to a competitor of the Company, its subsidiaries and affiliates or to any other person or corporation. The Executive understands and agrees that all Proprietary Information has been divulged to the Executive in confidence and further understands and agrees to keep all Proprietary Information secret and confidential (except for such information which is or becomes publicly available other than as a result of a breach by the Executive of this provision or information the Executive is required by any governmental, administrative or court order to disclose) without limitation in time. In view of the nature of the Executive's employment and the Proprietary Information the Executive has acquired during the course of such employment, the Executive likewise agrees that the Company, its subsidiaries and affiliates would be irreparably harmed by any disclosure of Proprietary Information in violation of the terms of this paragraph and that the Company, its subsidiaries and affiliates shall therefore be entitled to preliminary and/or permanent injunctive relief prohibiting the Executive from engaging in any activity or threatened activity in violation of the terms of this paragraph and to any other relief available to them. Inquiries regarding whether specific information constitutes Proprietary Information shall be directed to the Board provided that the Company shall not unreasonably classify information as Proprietary Information.
        Non-Solicitation of Employees. The Executive recognizes that he possesses and will possess confidential information about other employees of the Company, its subsidiaries and affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Company, its subsidiaries and affiliates. The Executive recognizes that the information he possesses and will possess about these other employees is not generally known, is of substantial value to the Company, its subsidiaries and affiliates in developing their business and in securing and retaining customers, and has been and will be acquired by him because of his business position with the Company, its subsidiaries and affiliates. The Executive agrees that, during the Employment Period and for a period of one (1) year thereafter, he will not, directly or indirectly, solicit or recruit any employee of the Company, its subsidiaries or affiliates for the purpose of being employed by him or by any competitor of the Company, its subsidiaries or affiliates on whose behalf he is acting as an agent, representative or employee and that he will not convey any such confidential information or trade secrets about other employees of the Company, its subsidiaries and affiliates to any other person; provided, however, that it shall not constitute a solicitation or recruitment of employment in violation of this paragraph to discuss employment opportunities with any employee of the Company, its subsidiaries or affiliates who has either first contacted the Executive or regarding whose employment the Executive has discussed with and received the written approval of the Chairman of the Board prior to making such solicitation or recruitment. In view of the nature of the Executive's employment with the Company, the Executive likewise agrees that the Company, its subsidiaries and affiliates would be irreparably harmed by any solicitation or recruitment in violation of the terms of this paragraph and that the Company, its subsidiaries and affiliates shall therefore be entitled to preliminary and/or permanent injunctive relief prohibiting the Executive from engaging in any activity or threatened activity in violation of the terms of this paragraph and to any other relief available to them.
        Release; Lump Sum Payment. In the event the Executive is terminated during the Employment Period by the Company other than for Cause, death or Disability or the Executive shall terminate his employment for Good Reason, if the Executive agrees (i) to the covenants described in subsections (a) and (b) above, (ii) to execute a release (the "Release") of all claims substantially in the form attached hereto as Exhibit A within forty-five days after the applicable Date of Termination and does not revoke such release in accordance with the terms thereof, and (iii) to provide the consulting services described in subsection (d), then in consideration for such covenants, the Company shall pay the Executive a lump sum amount in cash equal to the sum of (x) the Executive's Annual Base Salary, and (y) the greater of the Executive's target bonus for the year of termination under the Company's Executive Incentive Plan (or any successor plan) or the average of the three (3) years' highest gross annual bonus awards, not necessarily consecutive, paid by the Company (or its predecessor) to the Executive under the Company's Executive Incentive Plan (or any predecessor or successor plan) in the five (5) years preceding the year of termination. The amount specified in this Section 10(c) shall be paid as soon as practicable following the Executive's execution of the Release, and the Executive shall have the right to elect to defer such payment under the terms and conditions of the Company's nonqualified deferred compensation plan.
        Consulting. If the Executive agrees to the covenants described in subsection (c), then the Executive shall have the obligation to provide consulting services to the Company as an independent contractor, commencing on the Date of Termination and ending on the second anniversary of the Date of Termination (the "Consulting Period"). The Executive shall hold himself available at reasonable times and on reasonable notice to render such consulting services as may be so assigned to him by the Company's Board of Directors or its then Chief Executive Officer; provided, however, that unless the parties otherwise agree, the consulting services rendered by the Executive during the Consulting Period shall not exceed 20 hours each month. The Company agrees to use its best efforts during the Consulting Period to secure the benefit of the Executive's consulting services so as to minimize the interference with the Executive's other activities, including requiring the performance of consulting services at the Company's offices only when such services may not be reasonably performed off-site by the Executive.
    Legal Fees.

    The Company shall pay to the Executive all legal fees and expenses (including but not limited to fees and expenses in connection with any arbitration) incurred by the Executive in disputing in good faith any issue arising under this Agreement relating to the termination of the Executive's employment or in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement, but in each case only to the extent the arbitrator or court determines that the Executive had a reasonable basis for such claim.

    Successors.
        Assignment by Executive. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.
        Successors and Assigns of Company. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns. The Company may not assign this Agreement to any person or entity (except for a successor described in subsection (c)) without the Executive's written consent.
        Assumption. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its businesses and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.
    Miscellaneous.
        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to its principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing signed by the party against whom enforcement of such amendment, modification, repeal, waiver, extension or discharge is sought. No person, other than pursuant to a resolution of the Board or a committee thereof, shall have authority on behalf of the Company to agree to amend, modify, repeal, waive, extend or discharge any provision of this Agreement or anything in reference thereto.
        Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed, in either case, to the Company's headquarters or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.
        Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
        Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
        No Waiver. The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 4 of this Agreement, or the right of the Company to terminate the Executive's employment for Cause pursuant to Section 4 of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
        Entire Agreement. This instrument contains the entire agreement of the Executive, the Company or any predecessor or subsidiary thereof with respect to the subject matter hereof, and all promises, representations, understandings, arrangements and prior agreements are merged herein and superseded hereby including, but not limited to, the Prior Employment Agreement.
        Legal Fees. The Company agrees to reimburse the Executive for the reasonable attorneys' fees and costs incurred by the Executive in negotiating and documenting this Agreement.

IN WITNESS WHEREOF, the Executive and, pursuant to due authorization from its Board of Directors, the Company have caused this Agreement to be executed as of the day and year first above written.

SEMPRA ENERGY G. Joyce Rowland Senior Vice President, Human Resources
Date

Stephen L. Baum Chairman, President and Chief Executive Officer
Date

EXHIBIT A

GENERAL RELEASE

This GENERAL RELEASE (the "Agreement"), dated ___________, is made by and between ______________________________, a California corporation (the "Company") and ___________________________ ("you" or "your").

WHEREAS, you and the Company have previously entered into that certain Employment Agreement dated September 17, 2002 (the "Employment Agreement"); and

WHEREAS, Section 10(c) of the Employment Agreement provides for the payment of a benefit to you by the Company in consideration for certain covenants, including your execution and non-revocation of a general release of claims by you against the Company and its subsidiaries and affiliates.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, you and the Company hereby agree as follows:

ONE: Your signing of this Agreement confirms that your employment with the Company shall terminate at the close of business on ____________, or earlier upon our mutual agreement.

TWO: As a material inducement for the payment of the benefit under Section 10 of that certain Employment Agreement between you and the Company, and except as otherwise provided in this Agreement, you and the Company hereby irrevocably and unconditionally release, acquit and forever discharge the other from any and all Claims either may have against the other. For purposes of this Agreement and the preceding sentence, the words "Releasee" or "Releasees" and "Claim" or "Claims," shall have the meanings set forth below:

(a) The words "Releasee" or "Releasees" shall refer to you and to the Company and each of the Company's owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, advisors, parent companies, divisions, subsidiaries, affiliates (and agents, directors, officers, employees, representatives, attorneys and advisors of such parent companies, divisions, subsidiaries and affiliates), and all persons acting by, through, under or in concert with any of them.

(b) The words "Claim" or "Claims" shall refer to any charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, which you or the Company now, in the past or, except as limited by law or regulation such as the Age Discrimination in Employment Act (ADEA), in the future may have, own or hold against any of the Releasees; provided, however, that the word "Claim" or "Claims" shall not refer to any charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs actually incurred) arising under [identify severance, employee benefits, stock option, indemnification and D&O and other agreements containing duties, rights obligations etc. of either party that are to remain operative]. Claims released pursuant to this Agreement by you and the Company include, but are not limited to, rights arising out of alleged violations of any contracts, express or implied, any tort, any claim that you failed to perform or negligently performed or breached your duties during employment at the Company, any legal restrictions on the Company's right to terminate employees or any federal, state or other governmental statute, regulation, or ordinance, including, without limitation: (1) Title VII of the Civil Rights Act of 1964 (race, color, religion, sex and national origin discrimination); (2) 42 U.S.C Sec. 1981 (discrimination); (3) 29 U.S.C. Secs. 621-634 (age discrimination); (4) 29 U.S.C. Sec.  206(d)(l) (equal pay); (5) 42 U.S.C. Secs. 12101, et seq. (disability); (6) the California Constitution, Article I, Section 8 (discrimination); (7) the California Fair Employment and Housing Act (discrimination, including race, color, national origin, ancestry, physical handicap, medical condition, marital status, religion, sex or age); (8) California Labor Code Section 1102.1 (sexual orientation discrimination); (9) Executive Order 11246 (race, color, religion, sex and national origin discrimination); (10) Executive Order 11141 (age discrimination); (11) Secs. 503 and 504 of the Rehabilitation Act of 1973 (handicap discrimination); (12) The Worker Adjustment and Retraining Act (WARN Act); (13) the California Labor Code (wages, hours, working conditions, benefits and other matters); (14) the Fair Labor Standards Act (wages, hours, working conditions and other matters); the Federal Employee Polygraph Protection Act (prohibits employer from requiring employee to take polygraph test as condition of employment); and (15) any federal, state or other governmental statute, regulation or ordinance which is similar to any of the statutes described in clauses (1) through (14).

THREE: You and the Company expressly waive and relinquish all rights and benefits afforded by any statute (including but not limited to Section 1542 of the Civil Code of the State of California) which limits the effect of a release with respect to unknown claims. You and the Company do so understanding and acknowledging the significance of the release of unknown claims and the waiver of statutory protection against a release of unknown claims (including but not limited to Section 1542). Section 1542 of the Civil Code of the State of California states as follows:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

Thus, notwithstanding, the provisions of Section 1542 or of any similar statute, and for the purpose of implementing a full and complete release and discharge of the Releasees, you and the Company expressly acknowledge that this Agreement is intended to include in its effect, without limitation, all Claims which are known and all Claims which you or the Company do not know or suspect to exist in your or the Company's favor at the time of execution of this Agreement and that this Agreement contemplates the extinguishment of all such Claims.

FOUR: The parties acknowledge that they might hereafter discover facts different from, or in addition to, those they now know or believe to be true with respect to a Claim or Claims released herein, and they expressly agree to assume the risk of possible discovery of additional or different facts, and agree that this Agreement shall be and remain effective, in all respects, regardless of such additional or different discovered facts.

FIVE: You hereby represent and acknowledge that you have not filed any Claim of any kind against the Company or others released in this Agreement. You further hereby expressly agree never to initiate against the Company or others released in this Agreement any administrative proceeding, lawsuit or any other legal or equitable proceeding of any kind asserting any Claims that are released in this Agreement.

The Company hereby represents and acknowledges that it has not filed any Claim of any kind against you or others released in this Agreement. The Company further hereby expressly agrees never to initiate against you or others released in this Agreement any administrative proceeding, lawsuit or any other legal or equitable proceeding of any kind asserting any Claims that are released in this Agreement.

SIX: You hereby represent and agree that you have not assigned or transferred, or attempted to have assigned or transfer, to any person or entity, any of the Claims that you are releasing in this Agreement.

The Company hereby represents and agrees that it has not assigned or transferred, or attempted to have assigned or transfer, to any person or entity, any of the Claims that it is releasing in this Agreement.

SEVEN: As a further material inducement to the Company to enter into this Agreement, you hereby agree to indemnify and hold each of the Releasees harmless from all loss, costs, damages, or expenses, including without limitation, attorneys' fees incurred by Releasees, arising out of any breach of this Agreement by you or the fact that any representation made in this Agreement by you was false when made.

EIGHT: You and the Company represent and acknowledge that, in executing this Agreement, neither is relying upon any representation or statement not set forth in this Agreement or the Severance Agreement.

NINE:

(a) This Agreement shall not in any way be construed as an admission by the Company that it has acted wrongfully with respect to you or any other person, or that you have any rights whatsoever against the Company, and the Company specifically disclaims any liability to or wrongful acts against you or any other person, on the part of itself, its employees or its agents. This Agreement shall not in any way be construed as an admission by you that you have acted wrongfully with respect to the Company, or that you failed to perform your duties or negligently performed or breached your duties, or that the Company had good cause to terminate your employment.

(b) If you are a party or are threatened to be made a party to any proceeding by reason of the fact that you were an officer [or director] of the Company, the Company shall indemnify you against any expenses (including reasonable attorney fees provided that counsel has been approved by the Company prior to retention), judgments, fines, settlements, and other amounts actually or reasonably incurred by you in connection with that proceeding, provided that you acted in good faith and in a manner you reasonably believed to be in the best interest of the Company. The limitations of California Corporations Code Section 317 shall apply to this assurance of indemnification.

(c) You agree to cooperate with the Company and its designated attorneys, representatives, and agents in connection with any actual or threatened judicial, administrative or other legal or equitable proceeding in which the Company is or may be become involved. Upon reasonable notice, you agree to meet with and provide to the Company or its designated attorneys, representatives or agents all information and knowledge you have relating to the subject matter of any such proceeding.

TEN: This Agreement is made and entered into in California. This Agreement shall in all respects be interpreted, enforced and governed by and under the laws of the State of California. Any dispute about the validity, interpretation, effect or alleged violation of this Agreement (an "arbitrable dispute") must be submitted to arbitration in [Los Angeles][San Diego], California. Arbitration shall take place before an experienced employment arbitrator licensed to practice law in such state and selected in accordance with the Model Employment Arbitration Procedures of the American Arbitration Association. Arbitration shall be the exclusive remedy for any arbitrable dispute. The arbitrator in any arbitrable dispute shall not have authority to modify or change the Agreement in any respect. You and the Company shall each be responsible for payment of one-half the amount of the arbitrator's fee(s). Should any party to this Agreement institute any legal action or administrative proceeding against the other with respect to any Claim waived by this Agreement or pursue any arbitrable dispute by any method other than arbitration, the prevailing party shall be entitled to recover from the nonprevailing party all damages, costs, expenses and attorneys' fees incurred as a result of that action. The arbitrator's decision and/or award will be fully enforceable and subject to an entry of judgment by the Superior Court of the State of California for the County of [Los Angeles][San Diego].

ELEVEN: Both you and the Company understand that this Agreement is final and binding eight days after its execution and return. Should you nevertheless attempt to challenge the enforceability of this Agreement as provided in Paragraph TEN or, in violation of that Paragraph, through litigation, as a further limitation on any right to make such a challenge, you shall initially tender to the Company, by certified check delivered to the Company, all monies received pursuant to Section 10(c) of the Employment Agreement, plus interest, and invite the Company to retain such monies and agree with you to cancel this Agreement and void the Company's obligations under Section 10(c) of the Employment Agreement. In the event the Company accepts this offer, the Company shall retain such monies and this Agreement shall be canceled and the Company shall have no obligation under Section 10(c) of the Employment Agreement. In the event the Company does not accept such offer, the Company shall so notify you, and shall place such monies in an interest-bearing escrow account pending resolution of the dispute between you and the Company as to whether or not this Agreement and the Company's obligations under Section 10(c) of the Employment Agreement shall be set aside and/or otherwise rendered voidable or unenforceable. Additionally, any consulting agreement then in effect between you and the Company shall be immediately rescinded with no requirement of notice.

TWELVE: Any notices required to be given under this Agreement shall be delivered either personally or by first class United States mail, postage prepaid, addressed to the respective parties as follows:

To Company:	[TO COME] Attn: [TO COME]
To You:	_________________ _________________ _________________

THIRTEEN: You understand and acknowledge that you have been given a period of 45 days to review and consider this Agreement (as well as statistical data on the persons eligible for similar benefits) before signing it and may use as much of this 45-day period as you wish prior to signing. You are encouraged, at your personal expense, to consult with an attorney before signing this Agreement. You understand and acknowledge that whether or not you do so is your decision. You may revoke this Agreement within seven days of signing it. If you wish to revoke, the Company's Vice President, Human Resources must receive written notice from you no later than the close of business on the seventh day after you have signed the Agreement. If revoked, this Agreement shall not be effective and enforceable and you will not receive payments or benefits under Section 10(c) of the Employment Agreement.

FOURTEEN: This Agreement constitutes the entire agreement of the parties hereto and supersedes any and all other agreements (except the Employment Agreement) with respect to the subject matter of this Agreement, whether written or oral, between you and the Company. All modifications and amendments to this Agreement must be in writing and signed by the parties.

FIFTEEN: Each party agrees, without further consideration, to sign or cause to be signed, and to deliver to the other party, any other documents and to take any other action as may be necessary to fulfill the obligations under this Agreement.

SIXTEEN: If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or application; and to this end the provisions of this Agreement are declared to be severable.

SEVENTEEN: This Agreement may be executed in counterparts.

I have read the foregoing General Release and I accept and agree to the provisions it contains and hereby execute it voluntarily and with full understanding of its consequences. I am aware it includes a release of all known or unknown claims.

DATED: __________

__________________________________________

DATED: __________

__________________________________________

You acknowledge that you first received this Agreement on [date].

_________________________